Exhibit 99.1

Press Release

COUNCIL BLUFFS, IOWA — February 14, 2011 — On February 9, 2011, Southwest Iowa Renewable Energy, LLC ("SIRE") announced its financial results for the first fiscal quarter ending December 31, 2010.  SIRE reported a net loss of $396,318, or $30.16 per unit, compared to a net loss of $1,555,257 or $118.37 per unit, during the same period in 2010.  Revenues totaled $62,265,743 for SIRE's first fiscal quarter of 2011 compared to $50,748,439 for the same period in 2010.  For the three months ended December 31, 2010, 82% of revenues were earned from the sale of denatured ethanol with the remaining 18% of revenues earned from the sale of dry distiller's grains.  In the prior year, for the three month period ending December 31, 2009, 85% of revenues were earned from the sale of denatured ethanol and 15% from the sale of dry distiller's grains.

Cash and cash equivalents decreased from $3,475,565 on September 30, 2010 to $1,390,737 on December 31, 2010.  Inventory increased from $8,013,153 on September 30, 2010 to $14,651,723 as of December 31, 2010.  The continuing increases in corn prices resulted in a current ratio decrease from 1.41 to 1.16 for the three months ending on December 31, 2010.

Brian Cahill, SIRE’s General Manager and CEO stated, “Ethanol margins opened up during the quarter ended December 31, 2010; we were able to increase our gross margin from the previous quarter with the help of our risk management strategy.  We continue to work on increasing ethanol production levels and efficiencies here at SIRE.”

About Southwest Iowa Renewable Energy, LLC:

SIRE is an Iowa limited liability company, located in Council Bluffs, Iowa, formed in March, 2005 to construct and operate a 110 million gallon capacity ethanol plant.  SIRE began producing ethanol in February, 2009 and sells its ethanol, modified wet distillers grains with solubles, and corn syrup in the continental United States.  SIRE also sells its dried distillers grains with solubles in the continental United States, Mexico, and the Pacific Rim.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by SIRE  and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE  has identified in its Annual Report to Shareholders for the fiscal year ended September 30, 2010, important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and  nature of SIRE’s business ,and  the effects of general economic conditions on SIRE.  The forward-looking statements contained in this Press Release are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended (the “1933 Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  SIRE further cautions that such factors are not exhaustive or exclusive.  SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

The following are condensed statements of operations for SIRE:

SOUTHWEST IOWA RENEWABLE ENERGY, LLC

Statements of Operations
	Three Months Ended December 31, 2010 (Unaudited)	Three Months Ended December 31, 2009 (Unaudited)

Revenues	$62,265,743	$50,748,439
Cost of Goods Sold
Cost of goods sold-non hedging	58,144,413	48,935,950
Realized & unrealized hedging (gains and losses)	887,819	(81,799)
Cost of Goods Sold	59,032,232	48,854,151

Gross Margin	3,233,511	1,894,288

Selling, General, and Administrative Expenses	1,200,888	1,138,298

Operating Income	2,032,623	755,990

Other Income (Expense)
Interest income	3,972	13,163
Interest expense	(2,439,563)	(2,330,384)
Miscellaneous income	6,650	5,974
Total	(2,428,941)	(2,311,247)

Net (Loss)	$(396,318)	$(1,555,257)

Weighted Average Units
Outstanding—Basic & Diluted	13,139	13,139
Net (loss) per unit –basic & diluted	$(30.16)	$(118.37)

Below are condensed balance sheets:

Balance Sheets
ASSETS	December 31, 2010	September 30, 2010
	(Unaudited)
Current Assets
Cash and cash equivalents	$1,390,737	$3,432,544
Restricted cash	175,000	0
Accounts receivable	85,528	0
Accounts receivable, related party	17,241,373	23,392,670
Due from broker	4,859,546	2,260,015
Inventory	14,651,723	8,013,153
Derivative financial instruments, related party	12,135,270	688,039
Prepaid expenses and other	1,225,177	533,513
Total current assets	51,764,354	38,319,934

Property, Plant, and Equipment
Land	2,064,090	2,064,090
Plant, Building and Equipment	203,289,513	199,771,260
Office and Other Equipment	720,716	720,529
Total Cost	206,074,319	202,555,879
Accumulated Depreciation	(33,606,514)	(28,757,303)
Net property and equipment	172,467,805	173,798,576

Other Assets
Other	125,000	1,142,388
Financing costs, net of amortization of $2,047,586 and $1,949,651	1,832,545	1,930,482
Total other assets	1,957,545	3,072,870
Total Assets	$226,189,704	$215,191,380

Balance Sheets
LIABILITIES AND MEMBERS’ EQUITY	December 31, 2010	September 30, 2010
	(Unaudited)
Current Liabilities
Accounts payable	$1,035,499	$978,388
Accounts payable, related parties	3,171,062	2,542,055
Derivative financial instruments	3,769,750	75,125
Accrued expenses	2,345,012	2,624,916
Accrued expenses, related parties	5,098,267	2,913,206
Current maturities of notes payable	29,276,492	18,058,574
Total current liabilities	44,696,082	$27,192,264
Long Term Liabilities
Notes payable, less current maturities	129,783,911	135,868,087
Other	675,007	700,006
Total long term liabilities	130,458,918	136,568,093
Commitments and Contingencies
Members’ Equity
Members’ capital, 13,139 Units issued and outstanding	76,474,111	76,474,111
Accumulated (deficit)	(25,439,407)	(25,043,088)
Total members’ equity	51,034,704	51,431,023
Total Liabilities and Members’ Equity	$226,189,704	$215,191,380

Contact:
Karen Kroymann, Controller
Southwest Iowa Renewable Energy, LLC
712.366.0392